Exhibit 99.1

Contact: Leigh Salvo

415-513-1281

ir@entellusmedical.com

ENTELLUS MEDICAL ANNOUNCES FIRST QUARTER 2015 FINANCIAL RESULTS

UPDATES 2015 FINANCIAL OUTLOOK

PLYMOUTH, MN. (May 7, 2015) – Entellus Medical, Inc. (“Entellus Medical” or the “Company”) (NASDAQ: ENTL), a medical technology company focused on the design, development and commercialization of products for the minimally invasive treatment of chronic and recurrent sinusitis patients in the physician office setting or operating room, today reported its financial results for the three months ended March 31, 2015.

Recent Highlights and Accomplishments

•	Achieved revenue of $13.5 million in the first quarter of 2015, an increase of 33% versus the first quarter of 2014

•	Commercially launched XprESS™ Ultra Multi-Sinus Dilation System with positive clinician response

•	Expanded field sales organization to 110 as of March 31, 2015

“Our first quarter results saw growth balanced across the operating room and office-based settings. We are off to a promising start in 2015 and remain well positioned to expand the market for office-based treatment of patients suffering from sinusitis and to provide our highly efficacious solution that reduces costs to the healthcare system and to patients. Physician reception to our release of the XprESS Ultra Multi-Sinus Dilation System has been strong as broad awareness and utilization of our XprESS family of products continues to grow,” said Robert White, President and Chief Executive Officer.

First Quarter 2015 Financial Results

Revenue for the three months ended March 31, 2015 increased 33% to $13.5 million from $10.2 million during the same period of the prior year. The growth in revenue was primarily attributable to an increase of approximately $3.2 million in sales of the XprESS family of products.

Gross margin for the first quarter of 2015 increased to 78.2%, compared to 77.4% for the same period in 2014. Operating expenses for the first quarter of 2015 were $14.0 million, an increase of 40% compared to $10.0 million for the same period of the prior year. The increase in gross margin was primarily due to an increase in revenue per procedure and increased unit sales. The increase in operating expenses was primarily due to compensation and other employee-related expenses resulting from increased headcount in our sales, finance, and IT staff as well as the cost of being a public company.

Net loss for the three months ended March 31, 2015 was $4.3 million, or $0.35 per diluted share, compared with net loss of $2.5 million, or $1.80 per diluted share, for the three months ended March 31, 2014.

Entellus Medical ended the first quarter of 2015 with $78.4 million in cash, cash equivalents and short-term investments.

2015 Financial Outlook

Entellus Medical estimates that second quarter 2015 revenue will range from approximately $14.8 million to $15.3 million, which would represent growth of approximately 18% to 22% versus the second quarter of 2014. The Company expects that gross margin for the second quarter of 2015 will range from 77.5% to 78.5% compared to 78.3% in the second quarter of 2014. Second quarter operating expenses are expected to be in the range of $14.3 million to $15.3 million, with the increase primarily due to sales and marketing expenses related to the expansion of the U.S. sales organization, and from general and administrative expenses associated with the expense of operating as a public company. Second quarter net loss is estimated to range from approximately $2.8 million to $4.3 million, or an estimated net loss of $0.15 to $0.23 per share. The estimated net loss for the second quarter includes estimated non-cash stock-based compensation of $0.7 million to $0.8 million. The number of weighted average shares outstanding used to calculate estimated earnings per share for the second quarter is currently expected to range from approximately 18.7 million to 18.8 million.

Entellus Medical continues to expect full year 2015 revenue will be in a range of $58.5 million to $61.0 million, representing growth of 20% to 25% annually and that gross margin will be in a range of 77% to 78% for 2015. The Company now expects operating expenses to be in a range of $59 million to $62 million, including estimated charges for stock-based compensation expenses of $2.5 million to $2.7 million. This compares to the Company’s previous operating expense expectation for 2015 of $60 million to $63 million. Full year 2015 net loss is now expected to be in a range of $14.0 million to $19.0 million, or a net loss of $0.80 to $1.10 per share. This compares to the Company’s previous expectations for net loss in the range of $14.6 million to $20.0 million, or a net loss of $0.84 to $1.17 per share. This expected net loss per share assumes approximately 17.2 million to 17.4 million weighted average shares outstanding for the year.

Webcast and Conference Call Information

The Company’s management team will host a corresponding conference call beginning today at 1:30pm PT/4:30pm ET to discuss the financial results and recent business developments. Individuals interested in listening to the conference call may do so by dialing (877) 930-5751 for domestic callers or (253) 336-7277 for international callers, using Conference ID: 22992710. To listen to a live webcast, please visit the investor relations section of the Entellus Medical website at: www.entellusmedical.com.

A replay of the call will be available beginning May 7, 2015 at 4:30pm PT/7:30pm ET through midnight on May 8, 2015. To access the replay, dial (855) 859-2056 or (404) 537-3406 and reference Conference ID: 22992710. The webcast will also be available on the Entellus website for one month following the completion of the call.

About Entellus Medical, Inc.

Entellus Medical is a medical technology company focused on the design, development and commercialization of products for the minimally invasive treatment of chronic and recurrent sinusitis patients in the physician office setting or operating room. Its XprESS family of products is used by ENT physicians to open narrowed or obstructed sinus drainage pathways using balloon sinus dilation. When used as a stand-alone therapy, Entellus Medical’s balloon sinus dilation products are the only devices proven in a sufficiently powered prospective, multicenter, randomized, controlled trial to be as effective as functional endoscopic sinus surgery, or FESS. Patients treated with Entellus Medical’s products in this trial in the ENT physician office also experienced faster recovery, less bleeding at discharge, less use of prescription pain medication and fewer post-procedure debridements than patients receiving FESS. Entellus Medical currently markets its products in the United States and Canada and sells its products through a direct sales force in the United States.

Forward-Looking Statements

All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding the Company’s financial outlook and are based on management’s current expectations and involve known and unknown risks and uncertainties that may cause Entellus Medical’s actual financial results, performance or achievements to be materially different from any estimated or forecasted future financial results, performance or achievements expressed or implied by the forward looking statements. Such risks and uncertainties include, among others, the Company’s significant operating expenses incurred since inception and expected to incur in the future; its dependence on a limited number of products, including the XprESS family of multi-sinus products; physicians’ willingness to change current practices and continue to adopt office-based balloon sinus dilation procedures; inability to maintain adequate levels of coverage and reimbursement for the procedures using the Company’s products; the impact of competition within the industry; the Company’s dependence on a key license agreement; and the Company’s ability to establish and maintain intellectual property protection for its products. Other factors that could cause actual results to differ materially from those contemplated by the forward looking statements in the Company’s comments today can be found under the caption “Risk Factors” in the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, or SEC, and its other reports filed with the SEC. Entellus Medical undertakes no obligation to update or revise any forward looking statements, even if subsequent events cause our views to change.

Entellus Medical, Inc.

Condensed Statement of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	March 31,
	2015	2014
Revenue	$13,502	$10,175
Cost of goods sold	2,949	2,298

Gross profit	10,553	7,877
Gross margin	78.2%	77.4%

Operating expenses:
Selling and marketing	9,887	7,722
Research and development	1,300	1,116
General and administrative	2,816	1,158

Total operating expenses	14,003	9,996

Loss from operations	(3,450)	(2,119)
Other expense, net	(898)	(416)

Net loss	$(4,348)	$(2,535)

Net loss per share, basic and diluted	$(0.35)	$(1.80)

Weighted average common shares used to compute net loss per share, basic and diluted	12,542	1,412

Entellus Medical, Inc.

Condensed Balance Sheet

(in thousands)

(unaudited)

	March 31, 2015	December 31, 2014
Assets
Current Assets
Cash and cash equivalents	$19,732	$3,484
Short-term investments	58,653	—
Accrued interest income	248	—
Accounts receivable, net	8,424	8,746
Inventories	2,596	2,439
Prepaid expenses and other current assets	1,203	883

Total current assets	90,856	15,552
Property and equipment, net	2,097	1,730
Other non-current assets	4,199	1,954

Total assets	$97,152	$19,236

Liabilities and stockholders’ equity (deficit)
Current liabilities
Accounts payable	$2,042	$2,414
Current portion of long-term debt	1,002	—
Preferred stock warrant liability	—	291
Accrued expenses	5,677	5,084

Total current liabilities	8,721	7,789
Long-term liabilities
Long-term debt	18,998	20,000
Other non-current liabilities	325	247

Total liabilities	28,044	28,036
Convertible preferred stock	—	91,554
Total stockholders’ equity (deficit)	69,108	(100,354)

Total liabilities and stockholders’ equity (deficit)	$97,152	$19,236